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                                  EXHIBIT 10.7

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                      FIRST FEDERAL BANK ROSWELL NEW MEXICO
                           CHANGE IN CONTROL AGREEMENT
                                       FOR
                                GINGER R. PALMER

        This AGREEMENT ("Agreement") is made effective as of ____________, 2004 (the "Effective Date") by and between First Federal Bank, Roswell, New Mexico, a federally chartered stock savings bank (the "Bank"), and Ginger R. Palmer ("Employee"). Any reference to "Company" herein shall mean First Federal Banc of the Southwest, Inc., the parent holding company of the Bank, or any successor thereto.

        WHEREAS, the Company has entered into an Agreement and Plan of Merger Dated as of ___________, 2004, by and between the Company and GFSB Bancorp, Inc. ("GFSB"), pursuant to which GFSB will merge with and into the Company (the "Merger"), and the separate existence of GFSB shall cease; and

        WHEREAS, prior to the Merger, Employee was employed by GFSB as Vice President, and is experienced in certain phases of the business of GFSB; and

        WHEREAS, the Bank recognizes the substantial contribution Employee has made to GFSB, and in order to induce Employee to enter into the employ of the Bank for the period provided in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.      TERM OF AGREEMENT

        The term of this Agreement shall commence as of the Effective Date and shall continue for a period of twenty-four (24) full calendar months thereafter.

2.      PAYMENTS TO EMPLOYEE UPON CHANGE IN CONTROL

        (a) In the event of the voluntary or involuntary termination of Employee's employment under this Agreement, other than for Cause as defined in
Section 2(c) hereof, in connection with a Change in Control of the Bank or the Company (as herein defined), or within twenty-four (24) months after such Change in Control, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, the Employee shall have the right to elect to voluntarily terminate her employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, material reduction in her annual compensation or benefits, or relocation of her principal place of employment by more than 35 miles from its location immediately prior to the Change in Control.

        (b) A "Change in Control" of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the

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current report on Form 8-K, as in effect on the date hereof, pursuant to Section
13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "HOLA") as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of Company's outstanding securities, except for any securities purchased by any employee benefit plan or trust maintained by the Bank or the Company; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, PROVIDED that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though she were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current Board of Directors of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 35% or more of the voting securities of the Company and the shareholders owning beneficially or of record 35% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

        (c) The Employee shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of the Employee's intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of the Employee shall be considered "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's action or omission was in the best interest of the Bank. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to her a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for her, together with counsel, to be heard before the Board), finding that in the good faith opinion of the

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Board, the Employee was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

        3.      TERMINATION AND RELEASE

        Upon the occurrence of a Change in Control, followed by the involuntary termination of Employee's employment (other than for Termination for Cause) or Employee's voluntary termination for one or more of the reasons set forth in
Section 2(a) hereof, within twenty-four (24) months after such Change in Control, the Bank shall be obligated to pay the Employee, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, the following:

        (a) her earned but unpaid salary as of the date of termination of employment with the Bank and the benefits to which she would be entitled as of the date of termination as a former employee under the Bank's employee benefit plans and programs and compensation plans and programs;

        (b) as severance pay, an amount equal to the sum of 200% times Employee's base annual salary in effect as of the end of the calendar year prior to the date of termination of employment;

        (c) notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to the Employee under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Employee's "base amount", as determined in accordance with said Section 280G. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Employee; and

        (d)     notwithstanding any provision in this Agreement contrary to this
Section 3(d), in consideration of the severance benefits to which Employee may be entitled to receive pursuant to Section 3(b) hereof, Employee shall first execute a release acceptable in form and substance to the Bank and the Company, that unconditionally and irrevocably forever releases and discharges the Company, the Bank, their respective shareholders, agents, servants, employees, directors, affiliates and/or subsidiaries, and any shareholders, agents, servants, employees, directors, and officers of the affiliates and/or subsidiaries of the Company and the Bank, and their respective heirs, successors or assigns (the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, actions, demands, debts, costs, expenses, damages, injuries or causes of action ("Claims") which Employee now has, or ever may have had, arising out of Employee's employment by, or termination of employment by, the Bank or the Company, including by way of example, and not by way of limitation, any claims that Employee (or any person or persons claiming or deriving a right from Employee) may have

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based on discrimination due to age, race, sex, religion or national origin, or any other claims pursuant to the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, and any other federal, state or local statute, rule, constitutional provision, regulation, ordinance or common law, including, but not limited to, those for wrongful discharge, fraud, intentional or negligent infliction of emotional distress and breach of any expressed or implied covenant of good faith and fair dealing, and including but not limited to, any Claims for recovery of attorney's fees.

4.      NON-COMPETITION AND NON-SOLICITATION

        (a) During the term of this Agreement, and for a period of two (2) years following any termination of Employee's employment hereunder, Employee agrees not to compete with the Bank and/or the Company following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Employee agrees that during such period and within said area, cities, towns and counties, Employee shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury would result to the Bank and/or the Company, its business and property in the event of Employee's breach of this Subsection 4(a), agree that in the event of any such breach by Employee, the Bank and/or the Company would be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Employee, Employee's partners, agents, employers, employees and all persons acting for or with Employee. Nothing herein shall be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Employee.

        (b) Employee recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Employee will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank or Employee). Notwithstanding the foregoing, Employee may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Employee may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by Employee of the provisions of this Section, the Bank will be entitled to an injunction restraining Employee from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation or other entity to whom

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such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Employee.

        (c) Employee agrees that during the term of this Agreement, and for a period of two (2) years after termination of such employment for any reason, she shall not, except in the course of her duties for the Bank or the Company, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person who at the time is a current employee of the Bank, the Company or any affiliate of the Bank or the Company, or who left such employ within the preceding six (6) months, to leave the employ of the Bank or the Company or to accept employment with another employer besides the Bank or the Company, or as an independent contractor, or offer employment to or hire such person, or work for any person or entity that offers employment to or hires such person. Employee covenants and agrees that during the term of this Agreement, and for a period of two (2) years after termination of such employment for any reason, she shall not directly or indirectly in any capacity whatsoever (whether as a proprietor, partner, investor, shareholder, director, officer, employer, employee, agent, representative or otherwise), solicit business from or perform services for any customer or prospective customer of the Bank or the Company.

        (d) In the event that the provisions of this Section 4 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, as permitted by applicable law.

5.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

        This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Employee is subject to receiving fewer benefits than those available to her without reference to this Agreement.

6.      NO ATTACHMENT

        (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

        (b) This Agreement shall be binding upon, and inure to the benefit of, the Employee, the Bank and their respective successors and assigns.

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7.      MODIFICATION AND WAIVER

        (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

        (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.      REQUIRED REGULATORY PROVISIONS

        (a) The Bank may terminate the Employee's employment at any time. The Employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2(c) hereinabove.

        (b) If Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 USC ss.1818(e)(3) and ss.1818(g)(1)), the Bank's obligations under this contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

        (c) If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or 8g(1) of the Federal Deposit Insurance Act (12 USC ss.1818(e) and ss.1818(g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

        (d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 USC ss.1813(x)(1)), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

        (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank by the Director of the Office of Thrift Supervision ("OTS") or her designee at the time (i) the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 USC ss.1823(c)); or (ii) the Director of the OTS or her designee approves a supervisory merger to resolve problems related to the operation of the Bank

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or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

        (f) Notwithstanding anything herein contained to the contrary, any payments to Employee by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

9.      SEVERABILITY

        If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.     HEADINGS FOR REFERENCE ONLY

        The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.     GOVERNING LAW

        The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Mexico, unless preempted by Federal law as now or hereafter in effect.

        Except as otherwise expressly provided elsewhere in this Agreement, in the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association ("AAA") applicable to commercial arbitrations (the "Rules") except as modified by this Section. The Employee shall appoint one arbitrator, the Company shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party's arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, and shall be nonappealable. Each party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and

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expenses of the third arbitrator shall be shared equally by the parties. The costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.

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12.     SIGNATURES

        IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, on the day and date first above written.

ATTEST                                      FIRST FEDERAL BANK,
                                            ROSWELL, NEW MEXICO



__________________________                  By: ______________________________
                                                Aubrey L. Dunn, Jr.
                                                President and Chief Executive
                                                Officer


WITNESS                                              EMPLOYEE



__________________________                  By: ______________________________
                                                Ginger R. Palmer





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